EXHIBIT 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CANCABLE INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED TERM NOTE

FOR VALUE RECEIVED, CANCABLE INC., an Ontario corporation (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of Six Million Eight Hundred Sixty-Five Thousand Dollars in lawful money of the United States (USD6,865,000), together with any accrued and unpaid interest hereon, on December 31, 2011 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (as amended, modified or supplemented from time to time, the “Purchase Agreement”).

The following terms shall apply to this Note:

ARTICLE I
INTEREST & AMORTIZATION

1.1
Interest Rate. Subject to Sections 2.10 and 3.8 hereof, interest payable on the outstanding principal amount of this Note shall accrue at a rate per annum (the “Interest Rate”) equal to the “prime rate” published in The Wall Street Journal from time to time, plus one and three quarters percent (1.75%). The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Subject to Section 1.1 hereof, the Interest Rate shall not be less than seven percent (7%) per annum. Interest shall be calculated on the basis of a 360 day year. Interest shall accrue but not be payable during the period commencing on December 30, 2005 and shall be payable, in arrears, commencing on February 1, 2005 and on the first business day of each consecutive calendar month thereafter (each, a “Repayment Date”) and on the Maturity Date, whether by acceleration or otherwise.

1.2
Currency. All principal, interest and other amounts owing under this Note, the Purchase Agreement or any Related Agreement that, in accordance with their terms, are paid in cash shall be paid in US dollars. All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into US dollars pursuant to this Note, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

1.3	Taxes.

(a)
Any and all payments by the Borrower hereunder, including any amounts received on redemption of the Note and any amounts on account of interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income or franchise taxes of the Holder by the jurisdiction in which such person is organized or has its principal office (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.3) the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b)
In addition, Borrower agrees to pay to the relevant governmental authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (“Other Taxes”). The Borrower shall deliver to the Holder official receipts, if any, in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes or other evidence of payment reasonably acceptable to the Holder.

(c)	The obligations of the Borrower under this Section 1.3 shall survive the termination of this Note and the payment of the Note and all other amounts payable hereunder.

1.4
Minimum Monthly Principal Amount. Amortizing payments of the aggregate principal amount outstanding under this Note shall begin on October 2, 2006 and shall recur on the first business day of each succeeding month thereafter until the Maturity Date as set forth in the amortization schedule annexed hereto as Schedule A. Notwithstanding any other provision of this Note, the Borrower is not obligated, except upon an Event of Default, to pay more than 25% of the Principal Amount prior to December 31, 2011.

1.5
Mandatory Redemption. The total outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Borrower to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

1.6
Optional Redemption of Amortizing Principal Amount. The Borrower will have the option of prepaying the outstanding Principal Amount (“Optional Redemption”), in whole or in part, by paying to the Holder a sum of money equal to the Applicable Principal Amount (as defined below) to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the “Redemption Amount”) on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder. The Notice of Amortizing Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void. For the purposes of this Section 1.6, the “Applicable Principal Amount” shall mean the outstanding Principal Amount to be repaid (to a maximum of 40% of the original Principal Amount when aggregated with all optional prepayments of outstanding Principal Amount made in accordance with this provision from time to time during the term of this Note) and 105% of the outstanding Principal Amount to be repaid in accordance with this provision in excess of 40% of the original Principal Amount. In the event of an optional prepayment made in accordance with this provision, the Borrower shall be entitled to require all or any portion of the Principal Amount repaid (but not any premium forming part of the Applicable Principal Amount) to be applied in satisfaction of all or any portion of one or more monthly amortization payments required to be made in accordance with Section 1.4 of this Note.

ARTICLE II
EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 120% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”). The Default Payment shall be applied first to any fees due and payable to Holder pursuant to this Note, the Purchase Agreement or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

The occurrence of any of the following events set forth in Sections 2.1 through 2.9, inclusive, is an “Event of Default”:

2.1
Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any instalment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

2.2
Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

2.3
Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

2.4
Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.5
Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than USD250,000, and shall remain unvacated, unbonded or unstayed for a period of sixty days.

2.6
Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted (i) by the Borrower or any of its Subsidiaries or (ii) against the Borrower or any of its Subsidiaries and, solely in the case of this clause (ii), remains undismissed for a period of 60 days.

2.7
Failure to Deliver Replacement Note. The Borrower shall fail to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

2.8
Default Under Related Agreements or Other Agreements. The occurrence and continuance of (i) any Event of Default (as defined in the Purchase Agreement or any Related Agreement), (ii) any Event of Default under and as defined in any of (x) that certain Secured Convertible Term Note issued by Creative Vistas, Inc. (“Parent”) to the Holder, dated September 30, 2004 (as amended, modified or supplemented from time to time, the “2004 Term Note”), (y) the Purchase Agreement referred to in the 2004 Term Note (as amended, modified or supplemented from time to time, the “2004 Purchase Agreement” and/or (z) any Related Agreement referred to in the 2004 Purchase Agreement, as each may be amended, modified or supplemented from time to time, (iii) any Event of Default under and as defined in any of (x) that certain Security Agreement, dated as of September 30, 2004, by and among Parent, certain subsidiaries of the Parent and the Holder (as amended, modified or supplemented from time to time, the “2004 Security Agreement”) and/or (y) any Ancillary Agreement referred to in the 2004 Security Agreement (as each may be amended, modified or supplemented from time to time and/or (iv) any event of default (or similar term) under any other indebtedness.

2.9	Change in Control.

(a)
(i) Any person or company (other than the Holder) or any person or company acting jointly or in concert with any person or company (other than the Holder) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Borrower or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the Board of Directors of the Borrower on the date hereof (or directors appointed by a majority of the Board of Directors in effect immediately prior to such appointment).

(b)
(i) Any person or company (other than the Holder) or any person or company acting jointly or in concert with any person or company (other than the Holder) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Parent or (ii) the Board of Directors of the Parent shall cease to consist of a majority of the Board of Directors of the Parent on the date hereof (or directors appointed by a majority of the Board of Directors in effect immediately prior to such appointment).

(c)
(i) Any person or company (other than the Holder) or any person or company acting jointly or in concert with any person or company (other than the Holder) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of Cancable Holding Corp. or (ii) the Board of Directors of the Cancable Holding Corp. shall cease to consist of a majority of the Board of Directors of Cancable Holding Corp on the date hereof (or directors appointed by a majority of the Board of Directors in effect immediately prior to such appointment).

2.10
Default Interest Rate. Following the occurrence and during the continuance of an Event of Default and following the expiration of all applicable notice and cure periods related thereto, the Borrower shall pay additional interest on this Note on a monthly basis in an amount equal to eighteen (18%) per annum, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

2.11	Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE III
MISCELLANEOUS

3.1
Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2	Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Purchase Agreement.

3.3
Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.4 hereof, as it may be amended or supplemented.

3.4
Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

3.5
Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties to this Note agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favour of the Holder.

3.6
Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.7
Security Interest and Guarantee. The Holder has been granted a security interest in certain assets of the Borrower and its affiliates as more fully described in the (i) Master Security Agreement dated as of the date hereof granted by the Borrower, Cancable Holding Corp., Cancable, Inc., Iview Digital Solutions Inc. and the Parent and (ii) Master Security Agreement dated as of September 30, 2004 granted by the Parent, Creative Vistas Acquisition Corp. and A.C. Technical Systems Ltd. The obligations of the Borrower under this Note are guaranteed by certain affiliates of the Borrower pursuant the Guarantee dated as of the date hereof granted by the Parent, Cancable Holding Corp., Cancable, Inc., Iview Digital Solutions Inc., Creative Vistas Acquisition Corp. and A.C. Technical Systems Ltd.

3.8
Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favour any party against the other.

3.9	Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 31st day of December, 2005.

CANCABLE INC. (Ontario)

By:   /s/ Ross Jepson

Name: Ross Jepson
Title: President

ACKNOWLEDGED BY:

CREATIVE VISTAS, INC. (Arizona)

By:   /s/ Dominic Burns

Name: Dominic Burns
Title: President

CANCABLE HOLDING CORP. (Delaware)

By:   /s/ Sayan Navaratnam

Name: Sayan Navaratnam
Title: Chairman and CEO

CANCABLE, INC. (Nevada)

By:   /s/ Ross Jepson

Name: Ross Jepson
Title: President and Secretary

CREATIVE VISTAS ACQUISITION CORP. (Ontario)

By:   /s/ Sayan Navaratnam

Name: Sayan Navaratnam
Title: President and Secretary

IVIEW DIGITAL VIDEO SOLUTIONS INC. (Canada)

By:   /s/ Sayan Navaratnam

Name: Sayan Navaratnam
Title: President

A.C. TECHNICAL SYSTEMS LTD. (Ontario)

By:   /s/ Dominic Burns

Name: Dominic Burns
Title: President and Secretary

SCHEDULE “A”

AMORTIZATION SCHEDULE

Months	Monthly Amortization
October 2006 - June 2008	USD81,726